Exhibit 10.2

CONFIDENTIAL

ROCKET PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of June 16, 2020 (the “Effective Date”) between Rocket Pharmaceuticals, Inc., a Delaware corporation, with an address as set forth on the signature page below (the “Company”), and Gotham Makker, M.D., an individual with an address as set forth on the signature page below (“Consultant”), each herein referred to individually as a “Party,” or collectively as the “Parties”). In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Services and Compensation

Consultant shall perform the Services (as defined in Exhibit A attached hereto) for the Company, and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.	Confidentiality

A.          Definition of Confidential Information. “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Term), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Confidential Information shall also include information the Company has received and in the future will receive from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records.

B.          Nonuse  and Nondisclosure.     During  and  after  the Term, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party other than as reasonably necessary to perform the Services and in compliance with applicable law, without the prior written consent of an authorized representative of Company. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Without the Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C.          Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

3.	Ownership

A.          Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B.          Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any pre-existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, to the extent that Consultant has the right to grant such license. Consultant will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

C.          Further Assurances. To the extent applicable, Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.C shall continue after the termination of this Agreement. Consultant agrees that, if the Company is unable for any reason, to secure Consultant’s signature with respect to any Inventions, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.	Conflicting Obligations

Consultant will have no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the Term.

5.          Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the date that is one year following the Effective Date (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement at any time upon giving Consultant fourteen (14) days’ prior written notice of such termination. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except that Article 2 (Confidentiality), Article 3 (Ownership), Article 4 (Conflicting Obligations), Article 5 (Return of Company Materials), this Article 6 (Term), Article 7(Independent Contractor),  Article 8 (Indemnification), Article 9 (Non-solicitation), Article 10 (Limitation of Liability), Article 11 (Arbitration and Equitable Relief), and Article 12 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

6.          Indemnification. (a) The Company shall indemnify Consultant and hold Consultant harmless from and against any and all claims, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) which Consultant may incur or be subject to as a consequence, direct or indirect, of any suit, action or other proceeding brought by a third party in any manner relating to or arising from Services unless resulting from (i) the gross negligence or willful misconduct of Consultant, (ii) any material breach of this Agreement by Consultant, and\or (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations (the circumstances described under foregoing clauses (i), (ii) and/or (iii) are referred to as the “Excluded Matters”).

(b) Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, to the extent arising from the Excluded Matters.

7.          Limitation of Liability. In no event shall either party be liable to the other party or to any third party for any indirect, incidental, special or consequential damages, or damages for lost profits or loss of business, however caused and under any theory of liability, whether based in contract, tort (including negligence) or other theory of liability, regardless of whether the Company was advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy. In no event shall the liability of any party to the other party or any third party arising out of or in connection with this Agreement exceed the sum of (i) the amounts paid by the Company to Consultant under this agreement for the Services, deliverables or Invention giving rise to such liability, and (ii) any insurance proceeds available with respect to a claim relating to such liability. Notwithstanding, the limitations contained in this Section 10 shall not apply to indemnification obligations under Section 8(a) and Section 8(b).

8.	Miscellaneous

A.          Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New York. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

B.          Assignability. This Agreement will be binding upon Consultant’s successors and assigns and will be for the benefit of the Company, its successors and assigns. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Any attempted or purported assignment in violation of this Section 12.B shall be null and void.

C.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D.          Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

E.          Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

F.          Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11F. If to the Company, to the address above, and if to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

G.          Voluntary Nature of Agreement. Consultant acknowledges and agrees that it is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that it has carefully read this agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this agreement and fully understand it, including that each Party is waiving its right to a jury trial. Finally, Consultant agrees that it has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the date first written above.

GOTHAM MAKKER, M.D.	ROCKET PHARMACEUTICALS, INC.

By: /s/ Gotham Makker	By: /s/ Gaurav Shah
Name: Gotham Makker, M.D.	Name: Gaurav Shah, MD
Title: CEO & President

Address:	Address:

350 Fifth Avenue, Suite 7530

New York, NY 10118, U.S.A.

CONFIDENTIAL

EXHIBIT A

SERVICES AND COMPENSATION

1. Contact. Consultant’s principal Company contact is:

Name: Gaurav Shah

Title: President and Chief Executive Officer

Email:  gs@rocketpharma.com

Phone: (646) 440-9108

2.  Services. Consultant shall provide assistance and advice to senior Rocket management on pipeline development, new asset evaluation, and corporate strategy.

3.  Compensation. In consideration for the Services, Consultant will be granted options to purchase common stock in the Company equal to a dollar value of $119,000, with a grant date on the date hereof and a vesting term of one year, pursuant to a separate Option Agreement.”